UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 11, 2023

Cutera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices) (Zip Code)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	CUTR	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Mowry Voluntary Resignation

On May 11, 2023, David H. Mowry submitted to the Board of Directors (the “Board”) of Cutera, Inc. (the “Company”) his voluntary resignation from his position as a member of the Board, effective immediately. Mr. Mowry, who had served as a member of the Board since 2019, did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Consulting Agreement

On May 11, 2023, the Company and Mr. Mowry entered into a Consulting Agreement (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Mowry will serve as a consultant to the Company and perform consulting and advisory services for the Company through December 31, 2023 (the “Term”). Mr. Mowry has also agreed to withdraw his April 10, 2023 demand for a special meeting of the Company’s stockholders as well as his participation in Daniel Plants’ related proxy solicitation and litigation.

During the Term, Mr. Mowry will be subject to certain customary confidentiality and non-disclosure provisions. In addition, Mr. Mowry will vote all shares of common stock of the Company, par value $0.001 per share (“Common Stock”), beneficially owned by him and over which he has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the Company’s related definitive proxy statement. Furthermore, during the Term, Mr. Mowry will be subject to customary standstill provisions, including, but not limited to, prohibitions from (i) acquiring any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interests in, 5% or more than of the then-outstanding shares of the Common Stock in the aggregate and (ii) nominating, recommending for nomination or giving notice of an intent to nominate or recommend for nomination a person for election at any annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof. The Company and Mr. Mowry have also agreed to customary mutual indemnification in the event of certain breaches of the Agreement.

Under the Agreement, Mr. Mowry is entitled to (i) compensation during the Term of $60,000 per month payable in cash on the last day of the applicable month, and pro-rated for any partial month in which the consulting services are provided; (ii) an award of 40,241 time-based restricted stock units (“RSUs”); and (iii) an award of 6,666 performance stock units (“PSUs” and together with RSUs, the “Equity Awards”), in each case, pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”). Such Equity Awards shall be subject to the Plan and the Company’s standard form of time-based RSU agreement and July 20, 2021 form of PSU agreement thereunder, as applicable (collectively, the “Award Agreements”), except that the Award Agreements, as applicable, will provide that the RSUs will vest on the last day of the Term and the PSUs will remain eligible to vest until April 8, 2024 subject to (x) in the case of the PSUs, the Company achieving a predetermined number of treatments per device on a rolling 3-month average during the specified performance period, (y) Mr. Mowry remaining available and capable of performing the relevant consulting services until the last day of the Term (assuming the Equity Awards are not forfeited prior to such time as a result of Mr. Mowry’s voluntary resignation and the PSUs are not forfeited for failure to satisfy the performance goal therefor), (z) Mr. Mowry’s timely execution, delivery and non-revocation of two separate mutual releases of claims, including a release of claims against certain affiliates and representatives of the Company (and claims regarding Mr. Mowry’s termination); the first release was executed prior to commencement of the Agreement and the second release will be executed following the last day of the Term.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01	Other Events.

On May 12, 2023, the Company issued a press release discussing the matters set forth in Item 5.02 of this Current Report on Form 8-K, along with certain other matters related to the Company’s Special Meeting of Stockholders (the “Special Meeting”) scheduled to be held on June 9, 2023.

Subsequently on May 12, 2023, the Secretary of the Company received a letter from J. Daniel Plants, formally withdrawing his previous demand to hold the Special Meeting.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Consulting Agreement by and between Cutera, Inc. and David Mowry, effective May 11, 2023

99.1	Press Release, dated May 11, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.

Date: May 12, 2023

By:	/s/ Vikram Varma
Vikram Varma Senior Vice President, General Counsel and Compliance Officer